Exhibit 3.6

Certificate of Amendment to Articles of lncorporation

For Nevada Profit Corporations

(Pursuant to NRS 78..385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intelligent Highway Solutions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The first two sentences of Section I of Article III are amended and restated in their entirety to read as follows.There are no other changes to the articles.

The aggregate number of shares which the Corporation shall have authority to issue is ten billim1 fifty million (10,050,000,000) shares, consisting of two classes to be designated, respectively, “Common Stock'' and "Preferred Stock,'' which all of such shares having a par value of $0.00001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is ten billion (10,000,000,000) shares. The preferred stock will remain unchanged.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 73.94%

4. Effective date and time of filing: (optional) Date:                         Time:

                                                    (must not be later than 90 days after the certificate is filed)

5. Signature: (required)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of Stale Amend Profit Afler
Revised• 1-5-15